Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

SECOND QUARTER 2013 RESULTS

Made Significant Progress Executing the Updated Strategic and Capital Plan

BETHESDA, MD. (July 25, 2013) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and six months ended June 30, 2013.

Second Quarter 2013 Highlights

•	Executed on the industrial portfolio sale, a key component of the updated strategic and capital plan, which generated total gross proceeds of $259.0 million.

•	Successfully completed the public offering of 7,475,000 common shares, the proceeds of which were largely utilized to pay down debt.

•	Reported Core Funds From Operations of $15.9 million, or $0.28 per diluted share.

•	Executed 540,000 square feet of leases, including 234,000 square feet of new leases.

•	Brought Redland Corporate Center, a 349,000 square foot office property in Rockville, Maryland, from 40% leased at acquisition to 100% leased.

•	Signed first office lease at 440 First Street, NW on Capitol Hill with Associated Builders and Contractors, Inc. for approximately 20,000 square feet.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “The second quarter marked significant progress with respect to our previously announced updated strategic and capital plan, as we concentrated our operating focus through the sale of the industrial portfolio, and decreased leverage through the use of proceeds from both that sale and our common equity offering. We signed more than 540,000 square feet of leases, including 234,000 square feet of new leases, reduced the remaining lease expirations for the year, and increased both the leased and occupied percentages in our portfolio. We also expanded our Board of Trustees and appointed a new trustee. We believe these results mark significant steps towards our goal of positioning First Potomac to be the leading owner of high-quality office properties in the region in the coming years.”

Funds From Operations (“FFO”) increased for the three and six months ended June 30, 2013 compared with the same periods in 2012 primarily due to a reduction in loss on debt extinguishment and reduced legal and accounting fees. During the second quarter of 2013, the Company sold the majority of its industrial portfolio (including I-66 Commerce Center), which is explained in greater detail below, for aggregate gross proceeds of $259.0 million. In connection with the sale, the Company prepaid $42.7 million of debt associated with the sold properties and used a portion of the proceeds from the sale to prepay a $16.4 million mortgage loan that encumbered Cloverleaf Center, which resulted in an aggregate $4.6 million loss on debt extinguishment for the three months ended June 30, 2013. During the second quarter of 2012, the Company recorded $13.2 million of debt extinguishment charges from the prepayment of its senior notes, and $2.5 million of legal and accounting fees associated with the Company’s completed internal investigation.

Core FFO decreased for the three months ended June 30, 2013 compared with the same period in 2012, primarily due to a decline in net operating income as a result of selling the industrial portfolio, which is reflected in discontinued operations. Core FFO increased slightly for the six months ended June 30, 2013 compared with the same period in 2012, due to a reduction in interest expense as the Company refinanced approximately $180 million of debt at lower interest rates from June 2012 though the end of 2012, which was partially offset by a reduction in net operating income.

A reconciliation between Core FFO and FFO available to common shareholders for the three and six months ended June 30, 2013 and 2012 is presented below (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Amount	Per diluted share(1)	Amount	Per diluted share(1)	Amount	Per diluted share(1)	Amount	Per diluted share(1)
Core FFO	$15,886	$0.28	$16,929	$0.32	$31,733	$0.58	$31,484	$0.60
Loss on debt extinguishment	(4,615)	(0.08)	(13,221)	(0.25)	(4,615)	(0.08)	(13,325)	(0.26)
Internal investigation costs	—	—	(2,533)	(0.05)	—	—	(2,533)	(0.05)
Deferred abatement and straight-line amortization(2)	—	—	—	—	1,567	0.03	—	—
Acquisition costs	—	—	(23)	—	—	—	(41)	—
Contingent consideration related to acquisition of property(3)	(75)	—	—	—	(75)	—	—	—
Legal costs associated with informal SEC inquiry	(55)	—	—	—	(391)	(0.01)	—	—

FFO available to common shareholders	$11,141	$0.20	$1,152	$0.02	$28,219	$0.52	$15,585	$0.29

Net income (loss)	$14,476		$(13,219)		$16,439		$(16,694)
Net income (loss) attributable to common shareholders per diluted common share(4)	$0.20		$(0.31)		$0.19		$(0.43)

(1)	Numbers may not foot due to rounding.
(2)

Represents the accelerated amortization of the straight-line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which terminated its lease prior to completion. The tenant vacated the property at the end of March 2013. The property was sold in May 2013.

(3)

Reflects an increase in the Company’s contingent consideration liability related to its acquisition of Ashburn Center in 2009. The Company expects to pay $1.7 million to the seller of the property in the third quarter of 2013 to fulfill the obligation.

(4)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on the Company’s preferred shares to arrive at net income (loss) attributable to common shareholders.

A reconciliation of net income (loss) to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At June 30, 2013, the Company’s consolidated portfolio consisted of 151 buildings totaling approximately 9 million square feet. The Company’s consolidated portfolio was 86.5% leased and 84.0% occupied at June 30, 2013, compared with 86.3% leased and 83.9% occupied at March 31, 2013 and 85.4% leased and 84.0% occupied at June 30, 2012. Excluding the properties sold during the second quarter of 2013, the Company’s portfolio would have been 85.6% leased and 82.3% occupied at March 31, 2013 and 85.5% leased and 83.5% occupied at June 30, 2012. On a period- over-period basis, the increase in both the leased and occupied percentages reflect the lease up of previously vacant space in the Company’s portfolio.

During the second quarter of 2013, the Company executed 540,000 square feet of leases, which consisted of 234,000 square feet of new leases and 306,000 square feet of renewal leases, of which 51,000 square feet of renewal leases were associated with industrial properties sold during the second quarter. Excluding the properties sold during the second quarter, the Company achieved a tenant retention rate of 79% and achieved positive net absorption of approximately 69,000 square feet during the second quarter.

Same-property net operating income (“Same-Property NOI”) was flat for the three months ended June 30, 2013 and increased 0.4% for the six months ended June 30, 2013 compared with the same periods in 2012. For the three months ended June 30, 2013, an increase in occupancy was offset by an increase in operating expenses, partially attributable to a higher recovery of bad debt expense in the second quarter of 2012.

A reconciliation of net income (loss) to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2013 Supplemental Financial Report, which is posted on the Company’s website,
www.first-potomac.com.

Dispositions

Industrial Portfolio Sale

Consistent with the updated strategic and capital plan announced in January, during the second quarter, the Company sold 24 industrial properties, which comprised the majority of the Company’s industrial portfolio and consisted of approximately 4.3 million square feet, 2.6 million square feet of which are located in Southern Virginia. The aggregate sales price of the disposition, which consisted of two separate transactions, was $259.0 million. Specifically, on May 7, 2013, the Company sold I-66 Commerce Center, a 236,000 square foot industrial property in Haymarket, Virginia, for $17.5 million. On June 18, 2013, the Company completed the sale of the remaining 23 industrial properties to an affiliate of Blackstone Real Estate Partners VII for $241.5 million.

The Company received gross proceeds of $259.0 million from the sale of the 24 industrial properties. Proceeds from the sale were partially utilized to repay $42.7 million of mortgage and other indebtedness secured by the properties, and to pay associated prepayment penalties and closing costs. In addition, the Company used a portion of the net proceeds from the sale to prepay a $16.4 million mortgage loan that encumbered Cloverleaf Center and to repay $121.0 million of the outstanding balance under its unsecured revolving credit facility. For tax planning purposes, the Company also placed $28.2 million of the net proceeds with a qualified intermediary in order to facilitate a potential tax-free exchange in the event the Company identifies an acquisition opportunity, which is reflected in escrows and reserves on the Company’s balance sheet. The Company reported a gain on the sale of the portfolio of $18.7 million in its second quarter results, and recorded an aggregate loss on debt extinguishment of $4.6 million that was associated with the repayment of debt related to the industrial properties sold in the second quarter and the prepayment of the mortgage loan encumbered by Cloverleaf Center.

Other Dispositions

On June 5, 2013, the Company sold a 32,000 square foot building at Lafayette Business Center, a six-building, 254,000 square foot office park located in Chantilly, Virginia for net proceeds of approximately $2.5 million. The Company reported a gain on the sale of the property of $0.2 million in its second quarter results. The Company used the net proceeds from the sale to repay a portion of the outstanding balance under its unsecured revolving credit facility.

On June 14, 2013, the Company entered into a contract to sell an additional 34,000 square foot building at Lafayette Business Center. The sale is expected to be completed in the third quarter of 2013. At June 30, 2013, the Company classified the building as “held-for-sale” on its consolidated balance sheet for each of the periods presented in this press release.

On July 15, 2013, the Company entered into a contract to sell Triangle Business Center, a 74,000 square foot business park property located in Baltimore, Maryland. Based on the anticipated sales price, the Company recorded an impairment charge of $1.4 million in the second quarter of 2013. The sale is expected to be completed in the third quarter of 2013.

The operating results of the 24 industrial properties and both buildings at Lafayette Business Center, and the gains realized on completed sales transactions mentioned above are reflected as discontinued operations in the Company’s consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On May 24, 2013, the Company completed the public offering of 7,475,000 common shares at a public offering price of $14.70 per share, which generated net proceeds of $105.1 million, after deducting the underwriting discount and offering costs. The Company used a portion of the net proceeds to repay its $10.0 million secured term loan, its $37.5 million secured bridge loan, and to pay down $53.0 million of the outstanding balance under its unsecured revolving credit facility. The remaining net proceeds were utilized for general corporate purposes.

On June 5, 2013, the Company entered into a construction loan (the “Construction Loan”) with U.S. Bank, National Association that is collateralized by the Company’s 440 First Street, NW property, which has undergone a major redevelopment since its acquisition. The Construction Loan has a borrowing capacity of up to $43.5 million, of which the Company borrowed $21.7 million in the second quarter. The Construction Loan has a variable interest rate of LIBOR plus a spread of 2.50% and matures in May 2016, with two one-year extension options at the Company’s discretion. The Company can repay all or a portion of the Construction Loan, without penalty, at any time during the term of the loan.

Balance Sheet

The Company had $688.0 million of debt outstanding at June 30, 2013 compared with $954.9 million of debt outstanding at March 31, 2013. Of the Company’s outstanding debt at June 30, 2013, $294.4 million was fixed-rate debt and $350.0 million was variable-rate debt that had been swapped to a fixed interest rate. The remainder of the Company’s debt, $43.7 million, was variable-rate debt that consisted of a $22.0 million mortgage loan and the $21.7 million outstanding balance under the Construction Loan.

Dividends

On July 23, 2013, the Company declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on August 15, 2013 to common shareholders of record as of August 6, 2013. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend will be paid on August 15, 2013 to preferred shareholders of record as of August 6, 2013.

Core FFO Guidance

The Company is updating its full-year 2013 Core FFO guidance to $1.00 to $1.04 per diluted share. The Company’s revised guidance reflects all prior dispositions and financing activities completed during the first and second quarter, including the completion of the industrial portfolio sale and the public offering of 7,475,000 common shares. Among other things, guidance does not include the impact of any potential acquisition opportunities. The following is a summary of the assumptions that the Company used in arriving at its guidance, which were updated based on the Company’s first and second quarter activity (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges(1)
Portfolio NOI(2)	$114,000	—	$116,000
Interest and Other Income		6,000
FFO from Unconsolidated Joint Ventures	5,000	—	5,500
Interest Expense	$33,000	—	$36,000
G&A	20,000	—	21,000
Preferred Dividends		12,400
Weighted Average Shares	57,500	—	58,000
Average Occupancy	84.0%	—	84.5%
Year-End Occupancy	84.0%	—	85.0%
Same-Property NOI – Accrual Basis	1.0%	—	2.5%

(1)

The Company’s guidance reflects the disposition of the 24 industrial properties, both buildings at Lafayette Business Center, and Triangle Business Center, as well as the issuance of 7,475,000 common shares as described above, but does not take into consideration any additional dispositions, acquisitions or capital raising activities in 2013. The Company’s guidance also excludes any potential gains or asset impairments associated with potential future property dispositions.

(2)

Does not include the $1.5 million straight-line amortization rent impact associated with Engineering Solutions at I-66 Commerce Center. The tenant terminated its lease at the end of March 2013 and the property was sold in May 2013.

The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2013	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.08	$0.12
Real estate depreciation(1)	1.17	1.17
I-66 Commerce Center accelerated amortization	(0.03)	(0.03)
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.22)	(0.22)

Core FFO per diluted share	$1.00	$1.04

(1)	Includes the Company’s pro-rata share of depreciation from its unconsolidated joint ventures and depreciation related to the Company’s disposed properties.
(2)

Items excluded from Core FFO consist of the gains associated with disposed properties and the costs associated with the informal SEC inquiry, contingent consideration, impairment charges and debt extinguishments.

Investor Conference Call and Webcast

First Potomac will host a conference call on July 26, 2013 at 9:00 AM ET to discuss second quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on July 26, 2013, until midnight ET on August 2, 2013. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 417107.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on July 26, 2013, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of June 30, 2013, the Company’s consolidated portfolio totaled approximately 9 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 52% office properties and 48% business park and industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly one million square feet of First Potomac property is LEED Certified, with the potential for another one million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified and 81% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal and accounting costs related to the Company’s prior internal investigation and the informal SEC inquiry, personnel separations costs, contingent consideration charges and acquisition costs.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or presentation of Core FFO, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO and Core FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods compared, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding the Company’s 2013 Core FFO guidance and related assumptions, the benefits of the sale of the Company’s industrial properties, the potential sale of Triangle Business Center and a building at Lafayette Business Center and the timing of such sales, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and Core FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental	$32,551	$31,370	$64,697	$62,604
Tenant reimbursements and other	8,106	8,891	16,994	16,473

Total revenues	40,657	40,261	81,691	79,077

Operating expenses:
Property operating	9,947	8,623	20,916	18,474
Real estate taxes and insurance	4,204	4,027	8,935	7,955
General and administrative	4,985	7,245	10,252	12,142
Acquisition costs	—	23	—	41
Depreciation and amortization	14,739	13,738	29,244	27,289
Impairment of real estate assets	1,446	—	1,446	1,949
Contingent consideration related to acquisition of property	75	—	75	—

Total operating expenses	35,396	33,656	70,868	67,850

Operating income	5,261	6,605	10,823	11,227

Other expenses, net:
Interest expense	9,353	10,358	19,310	21,022
Interest and other income	(1,574)	(1,499)	(3,105)	(3,007)
Equity in (earnings) losses of affiliates	(7)	(24)	(35)	22
Loss on debt extinguishment	201	13,221	201	13,221

Total other expenses, net	7,973	22,056	16,371	31,258

Loss from continuing operations before income taxes	(2,712)	(15,451)	(5,548)	(20,031)

Provision for income taxes	—	(101)	—	(162)

Loss from continuing operations	(2,712)	(15,552)	(5,548)	(20,193)

Discontinued operations:
Income from operations	2,655	2,172	7,454	3,338
Loss on debt extinguishment	(4,414)	—	(4,414)	—
Gain on sale of real estate property	18,947	161	18,947	161

Income from discontinued operations	17,188	2,333	21,987	3,499

Net income (loss)	14,476	(13,219)	16,439	(16,694)

Less: Net (income) loss attributable to noncontrolling interests	(466)	789	(406)	1,108

Net income (loss) attributable to First Potomac Realty Trust	14,010	(12,430)	16,033	(15,586)

Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(5,764)

Net income (loss) attributable to common shareholders	$10,910	$(15,530)	$9,833	$(21,350)

Depreciation and amortization:
Real estate assets	14,739	13,738	29,244	27,289
Discontinued operations	1,255	2,482	3,659	5,053
Unconsolidated joint ventures	1,317	1,484	2,669	2,967
Consolidated joint ventures	(53)	(44)	(104)	(82)
Impairment of real estate assets	1,446	—	1,446	3,021
Gain on sale of real estate property	(18,947)	(161)	(18,947)	(161)
Net income (loss) attributable to noncontrolling interests in the Operating Partnership	474	(817)	419	(1,152)

Funds from operations available to common shareholders	$11,141	$1,152	$28,219	$15,585

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Funds from operations (FFO)	$14,241	$4,252	$34,419	$21,349
Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(5,764)

FFO available to common shareholders	11,141	1,152	28,219	15,585
Loss on debt extinguishment	4,615	13,221	4,615	13,325
Internal investigation costs	—	2,533	—	2,533
Deferred abatement and straight-line amortization	—	—	(1,567)	—
Acquisition costs	—	23	—	41
Contingent consideration related to acquisition of property	75	—	75	—
Legal costs associated with informal SEC inquiry	55	—	391	—

Core FFO	$15,886	$16,929	$31,733	$31,484

Basic and diluted earnings per common share:
Loss from continuing operations	$(0.11)	$(0.35)	$(0.21)	$(0.50)
Income from discontinued operations	0.31	0.04	0.40	0.07

Net income (loss)	$0.20	$(0.31)	$0.19	$(0.43)

Weighted average common shares outstanding:
Basic and diluted	53,586	50,098	52,004	49,940
FFO available to common shareholders per share – basic	$0.20	$0.02	$0.52	$0.30
FFO available to common shareholders per share – diluted	$0.20	$0.02	$0.52	$0.29
Core FFO per share – diluted	$0.28	$0.32	$0.58	$0.60
Weighted average common shares and units outstanding:
Basic	56,184	52,834	54,602	52,768
Diluted	56,289	52,889	54,703	52,848

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Rental property, net	$1,219,207	$1,450,679
Assets held-for-sale	2,784	—
Cash and cash equivalents	64,649	9,374
Escrows and reserves	39,002	13,421
Accounts and other receivables, net of allowance for doubtful accounts of $1,689 and $1,799, respectively	13,413	15,271
Accrued straight-line rents, net of allowance for doubtful accounts of $198 and $530, respectively	27,975	28,133
Notes receivable, net	54,740	54,730
Investment in affiliates	49,651	50,596
Deferred costs, net	39,413	40,370
Prepaid expenses and other assets	7,095	8,597
Intangible assets, net	39,737	46,577

Total assets	$1,557,666	$1,717,748

Liabilities:
Mortgage loans	$338,046	$418,864
Secured term loan	—	10,000
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	50,000	205,000
Accounts payable and other liabilities	50,254	64,920
Accrued interest	1,906	2,653
Rents received in advance	6,218	9,948
Tenant security deposits	5,248	5,968
Deferred market rent, net	1,880	3,535

Total liabilities	753,552	1,020,888

Noncontrolling interests in the Operating Partnership	34,786	34,367
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,764 and 51,047 shares issued and outstanding, respectively	59	51
Additional paid-in capital	910,206	804,584
Noncontrolling interests in consolidated partnerships	3,715	3,728
Accumulated other comprehensive loss	(4,186)	(10,917)
Dividends in excess of accumulated earnings	(300,466)	(294,953)

Total equity	769,328	662,493

Total liabilities, noncontrolling interests and equity	$1,557,666	$1,717,748

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Same-Property NOI(1)
Total base rent	$31,484	$30,958	$62,837	$62,057
Tenant reimbursements and other	7,522	7,186	15,915	14,354
Property operating expenses	(8,959)	(8,242)	(19,086)	(17,832)
Real estate taxes and insurance	(4,066)	(3,922)	(8,655)	(7,773)

Same-Property NOI—accrual basis	25,981	25,980	51,011	50,806
Straight-line revenue, net	(330)	(389)	(719)	(940)
Deferred market rental revenue, net	14	98	27	118

Same-Property NOI—cash basis	$25,665	$25,689	$50,319	$49,984

Change in same-property NOI—accrual basis	0.0%		0.4%
Change in same-property NOI—cash basis	(0.1)%		0.7%
Same-property percentage of total portfolio (sf)	94.4%		94.4%

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$40,657	$40,261	$81,691	$79,077
Property operating expenses	(9,947)	(8,623)	(20,916)	(18,474)
Real estate taxes and insurance	(4,204)	(4,027)	(8,935)	(7,955)

NOI	26,506	27,611	51,840	52,648
Less: Non-same property NOI(2)	(525)	(1,631)	(829)	(1,842)

Same-Property NOI – accrual basis	$25,981	$25,980	$51,011	$50,806

	Three Months Ended June 30, 2013	Percentage of Base Rent	Six Months Ended June 30, 2013	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)
Washington, D.C.	5.0%	14%	2.7%	14%
Maryland	(4.7)%	32%	(1.1)%	32%
Northern Virginia	3.3%	31%	0.3%	31%
Southern Virginia	(1.5)%	23%	1.0%	23%
Change in Same-Property NOI by Property Type (accrual basis)
Business Park / Industrial	(0.2)%	46%	(2.9)%	46%
Office	0.2%	54%	3.5%	54%

(1)

Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of June 30, 2013: Three Flint Hill, 440 First Street, NW, Davis Drive and one building at Lafayette Business Center.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.